Exhibit 3.1.2
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                            CERTIFICATE OF AMENDMENT
                          TO ARTICLES OF INCORPORATION

                                       OF

                             COVINGHAM CAPITAL CORP.
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     Gregory J. Chachas hereby certifies that:

     1. He is the President and Secretary of Covingnham Capital Corp., a Utah corporation (the "Corporation").

     2. Article IV., of the articles of incorporation of this Corporation is amended to read as follows:


     ARTICLE IV. THE AGGREGATE NUMBER OF SHARES WHICH THE CORPORATION SHALL HAVE AUTHORITY TO ISSUE IS FIFTY MILLION (50,000,000) SHARES OF $0.001 PAR VALUE COMMON STOCK.

     UPON THE AMENDMENT OF THIS ARTICLE VI., AS HEREINABOVE SET FORTH, EACH SHARE OF THE COMMON STOCK, $0.001 PAR VALUE, OUTSTANDING AS OF THE DATE OF FILING, SHALL BECOME AND REPRESENT 0.10 SHARES OF THE COMMON STOCK, $0.001 PAR VALUE, EFFECTUATING A 1 FOR 10 REVERSE SPLIT OF THE OUTSTANDING COMMON STOCK OF THE CORPORATION. NO STOCKHOLDER'S SHAREHOLDINGS WILL BE REDUCED BELOW 50 SHARES AS A RESULT OF SUCH REVERSE SPLIT.

     3. The current number of authorized shares before the amendment to Article IV., as set fort above is 50,000,000 shares of Common Stock, $0.001 Par Value.

     4. The number of authorized shares after the amendment to Article IV., as set forth above is 50,000,000 shares of Common Stock, $0.001 Par Value.

     5. The foregoing amendment to the Articles of Incorporation was duly approved and adopted by the Corporation's Board of Directors on February 22, 2001.

     6. The foregoing amendment to the Articles of Incorporation has been duly approved and adopted by a majority of the outstanding shares of the Corporation, in accordance Section 16-10a-701 of the Utah Revised Business Corporation Act. The total number of outstanding shares of the Corporation is 36,979,163. The number of votes entitled to be cast was 36,979,163. The total number of votes indisputably represented and cast for the amendment was 25,113,545. The total number of votes cast for the amendment was sufficient for approval.

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     IN  WITNESS  WHEREOF,  We  certify  that  the  matters  set  forth  in this certificate are true and correct of our own knowledge.

                                                  Covingham Capital Corp.


Dated: April 17, 2001                             /S/ Gregory J. Chachas
                                                  -----------------------------
                                                  By:  Gregory J. Chachas
                                                  Its: President and Secretary
STATE OF CALIFORNIA        )
                           )    SS
COUNTY OF SAN DIEGO        )

On this 17th day of April, 2001, before me, Matthew O. Foley III, a Notary Public, personally appeared GREGORY J. CHACHAS, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the persons acted, executed the instrument.


WITNESS my hand and official seal.

/S/ Matthew O. Foley III
---------------------------------
Matthew O. Foley III - Notary Public


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